SquareTwo Financial Reports Strong Third Quarter 2012 Results

DENVER, November 13, 2012 - SquareTwo Financial Corporation, a leader in the $100 billion asset recovery and management industry, today reported consolidated financial results for the quarter ended September 30, 2012.

"The third quarter of 2012 continued SquareTwo Financial's impressive financial trend. We are pleased with these results, especially considering the turbulence of our economy over the last 9 months," said president and CEO, Paul A. Larkins. "We believe our sustained success is due to the adaptability of our business model, and also because of the thoughtful investments we've made in focused, purposeful training and development programs for our employees and our Partners."

For the quarter ended September 30, 2012:

•	Cash proceeds on purchased debt were $152.5 million, a 24% increase over the $122.5 million in the third quarter of 2011.

•
Investment in purchased debt was $56.0 million, to purchase $0.9 billion in face value of debt, compared to $64.0 million to purchase $0.9 billion in face value of debt in the third quarter of 2011. The total investment in purchased debt was a 12% decrease from the third quarter of 2011.

•	Revenue recognized on purchased debt, net was $96.7 million, an increase of $38.6 million from the $58.1 million recognized in the third quarter of 2011.

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Total direct purchased debt operating expenses were $60.3 million, a 31% increase over the $46.2 million in the third quarter of 2011. Total direct purchased debt operating expenses per dollar of total purchased debt collections in the third quarter of 2012 increased 140 basis points from the third quarter of 2011.

•	EBITDA was $27.2 million, compared to $3.7 million in the third quarter of 2011.

•	Net income was $11.8 million, compared to net loss of $9.4 million in the third quarter of 2011.

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Adjusted EBITDA, defined as net income before interest, taxes, depreciation and amortization, valuation allowances and amortization of purchased debt, and certain adjustments, was $86.5 million, a 23% increase over the $70.1 million in the third quarter of 2011.

The following table summarizes our results of operations for the quarter ended September 30, 2012:

Quarter Ended
September 30,
2012
Total revenues	$96,901
Total expenses	71,538
Operating income	25,363
Total other expense	12,165
Income before income taxes	13,198
Income tax expense	1,352
Net income	$11,846

The following table reconciles Net Income to Adjusted EBITDA:

Quarter Ended
September 30,
Reconciliation of Net Income to Adjusted EBITDA ($ in thousands)	2012
Net income	$11,846
Interest expense	12,078
Interest income	(17)
Income tax expense	1,352
Depreciation and amortization	1,954
EBITDA	27,213
Adjustments related to purchased debt accounting
Proceeds recorded as reduction of carrying value(1)	61,984
Amortization of step-up of carrying value(2)	30
Change in valuation allowance(3)	(3,464)
Certain other or non-cash expenses
Stock option expense(4)	77
Net gain on sale of property and equipment	(72)
Other(5)	766
Adjusted EBITDA	$86,534

(1)	Cash proceeds applied to the carrying value of purchased debt rather than recorded as revenue.

(2)	Non-cash amortization of a step-up in the carrying value of certain purchased debt assets related to purchase accounting adjustments resulting from the 2005 acquisition of SquareTwo by CA Holding.

(3)	Represents changes in non-cash valuation allowances on purchased debt.

(4)	Represents the non-cash expense related to option grants of CA Holding's equity granted to our employees and franchisees.

(5)
Consistent with the covenant calculations within our revolving credit facility, other includes franchise note reserves, lease breakup costs, certain consulting fees, management fees paid to KRG Capital Management L.P., certain transaction expenses, executive recruitment, and severance expense.

The following table represents cash generated by operating activities, less operating and other cash expenses, resulting in Adjusted EBITDA:

Quarter Ended
September 30,
2012
Voluntary, non-legal collections	$95,461
Legal collections	41,303
Other collections(1)	8,209
Sales & recourse	7,563
Contribution of other business activities(2)	3,451
Total inflows	155,987

Collection expenses on:
Purchased debt	58,317
Contingent debt	10
Other direct operating expenses	1,959
Salaries, general and administrative expenses	9,298
Other(3)	662
Total outflows	70,246
Adjustments(4)	793
Adjusted EBITDA	$86,534

(1)	Other collections includes Canadian collections, medical collections, and court cost recoveries.

(2)	Includes royalties on purchased debt, revenues on contingent debt, and other revenue.

(3)	Represents certain other items consistent with our covenant calculation.

(4)
Consistent with the covenant calculations within our revolving credit facility, adjustments include the non-cash expense related to option grants of Parent’s equity granted to our employees and franchisees, franchise note reserves, lease breakup costs, certain consulting fees, management fees paid to KRG Capital Management L.P., certain transaction expenses, executive recruitment, and severance expense.

Additional Financial Information:

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In the quarter ended September 30, 2012 the Company reversed non-cash valuation allowances of $3.5 million on its purchased debt assets. Comparatively, the Company recorded non-cash valuation allowance charges of $7.6 million in the quarter ended September 30, 2011.

Conference Call

The Company will hold a conference call today at 8:30 AM Mountain time/ 10:30 AM Eastern time to discuss our third quarter 2012 results. Please download our Q3 2012 Financial Results Presentation which is located under the “About Us” header within the “Investor Relations” section of our website, www.squaretwofinancial.com.

Members of the public are invited to listen to the event. To access the live telephone conference line, please dial 877-522-6079 for domestic access, and 706-643-9734 for international access. Please reference confirmation code #40026717 for the call.

For those who cannot listen to the live broadcast, a replay will be available shortly thereafter within the Investor Relations section of the Company's website.

Non-GAAP Financial Measures

Adjusted EBITDA, as presented in this report, is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the U.S. (“GAAP”). This is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of our liquidity.
Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization (including amortization of the carrying value on our purchased debt), as adjusted by several items discussed more fully in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q as of September 30, 2012. Adjusted EBITDA generally represents cash proceeds on our owned charged-off receivables plus the contribution of our other business activities less operating expenses (other than non-cash expenses, such as depreciation and amortization) as adjusted. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis.
We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance. We believe Adjusted EBITDA is representative of our cash flow generation that can be used to purchase charged-off receivables, pay down or service debt, pay income taxes, and for other uses. We believe that Adjusted EBITDA is frequently used by investors and other interested parties in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Our board of directors and management use Adjusted EBITDA to measure our performance, and our current management incentive compensation plans are based largely on Adjusted EBITDA. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.
The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this report may not comply with these rules. The reader is cautioned not to place undue reliance on Adjusted EBITDA and ERP.
The information in this subsection is a summary and should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and footnotes in our 10-Q as of September 30, 2012.